Exhibit 99.1

Agreement to Jointly file Schedule 13D

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Standard Gold, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Leslie Lucas Partners LLC

Dated: March 18, 2011	/s/ Chris Boll
Chris Boll
Managing Member

/s/ Chris Boll

Dated: March 31, 2011	/s/ Alfred A. Rapetti
Alfred A. Rapetti